Exhibit 99.1

OLD SECOND BANCORP, INC.

Traded: NASDAQ NMS

Symbol: OSBC

For Immediate Release

October 17, 2003

For additional information contact:

Doug Cheatham, SVP & CFO

(630) 906-5484

Old Second Bancorp, Inc. earned $0.85 per share in the third quarter of 2003, an increase of 21.43% over $0.70 in the third quarter of 2002. Old Second earned $2.30 per share in the first nine months of 2003, a 15.00% increase over the $2.00 per share for the first nine months of 2002. Net income was $16.6 million in the first nine months and $5.8 million in the third quarter of 2003, compared with $15.0 million in the first nine months and $5.2 million in the third quarter of 2002.  Earnings were enhanced by strong asset growth and a significant increase in noninterest income.

Growth in loans and deposits continued through the first nine months of 2003.  Total loans increased to $1.26 billion as of September 30, 2003, an increase of $195.9 million, or 18.4% from $1.06 billion as of December 31, 2002.  At the same time, deposits increased to $1.54 billion at September 30, 2003, an increase of $153.4 million or 11.0 % as of December 31, 2002.

Net interest income for the first nine months of 2003 grew 9.17%, to $46.0 million on the strength of continued asset growth.  The net interest margin declined to 3.97% in the first nine months of 2003 compared to 4.35% one year earlier.  Net interest margin was 3.84% for the third quarter of 2003 and 4.06% in the third quarter of 2002.  Given the current interest rate environment the Company’s net interest margin could be expected to continue this trend throughout the remainder of 2003.

Non-interest income increased from $17.7 million in the first nine months of 2002 to $23.4 million in the first nine months of 2003, a 31.8% increase.  This was primarily due to the increase in the gains on sales of mortgage loans and secondary mortgage fees resulting from the higher volume in residential mortgage originations as a result of the decrease in interest rates.  The mortgage industry has shown signs of slowing as it enters the fourth quarter.

Net charge-offs during the first nine months of 2003 were $708,000 compared to $142,000 in the first nine months of 2002.  The Company’s provision for loan losses during the first nine months of 2003 was increased to $2.5 million from $2.3 million during the first nine months of the previous year.  Management, along with other financial institutions, shares a concern for the possible continued economic situation.  Should the uncertain economic climate continue, borrowers might experience difficulty, and the level of non-performing loans, charge-offs and delinquencies could rise.  Non-performing assets decreased from $5.6 million at year-end 2002 to $4.6 million as of September 30, 2003.

During June, the Company completed its tender offer for shares of its common stock, in which 723,053 shares were repurchased at $42.50 per share.  The Company also completed the sale of $27.5 million of cumulative trust preferred securities by its subsidiary, Old Second Capital Trust I (Nasdaq: OSBCP). An additional $4.1 million of cumulative trust preferred securities was sold in the first week of July, 2003.  The total cash payment required to complete the tender offer was approximately $30.7 million, which was funded by the sale of trust preferred securities and available corporate funds.

Old Second Bancorp, Inc. currently has twenty-three banking locations and four mortgage banking offices located in Kane, Kendall, DeKalb, DuPage, and LaSalle counties in Illinois.

Forward Looking Statements: This report may contain forward-looking statements. Forward looking statements are identifiable by the inclusion of such qualifications as expects, intends, believes, may, likely or other indications that the particular statements are not based upon facts but are rather based upon the Company’s beliefs as of the date of this release. Actual events and results may differ significantly from those described in such forward looking statements, due to changes in the economy, interest rates or other factors. Additionally, all statements in this document, including forward-looking statements, speak only as of the date they are made, and the Company undertakes no obligation to update any statement in light of new information or future events. For additional information concerning the Company and its business, including other factors that could materially affect the Company’s financial results, please review our filings with the Securities and Exchange Commission.